Exhibit 99.2
AvalonBay Communities, Inc.
For Immediate News Release
January 24, 2006
Avalon Bay Communities Inc. Announces
Fourth Quarter And Full Year 2005 Operating Results
And Provides 2006 Financial Outlook
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended December 31, 2005 was $94,554,000, resulting in Earnings per Share — diluted (“EPS”) of $1.26, compared to $1.52 for the comparable period of 2004, a per share decrease of 17.1%. For the year ended December 31, 2005, EPS was $4.21 compared to $2.92 for the comparable period of 2004, a per share increase of 44.2%. These changes are primarily attributable to the timing and volume of disposition activity in 2005 and 2004, as well as growth in income from existing and newly developed communities.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended December 31, 2005 was $70,109,000, or $0.93 per share compared to $64,818,000, or $0.88 per share for the comparable period of 2004, a per share increase of 5.7%. The increase in FFO per share for the quarter ended December 31, 2005 as compared to the comparable period in 2004 is primarily attributable to contributions from newly developed communities and improved community operating results. FFO per share for the year ended December 31, 2005 increased by 12.2% to $3.77 from $3.36 for 2004.
Operating Results for the Quarter Ended December 31, 2005 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $7,199,000, or 4.2% to $177,602,000. For Established Communities, rental revenue increased 5.2%, comprised of an increase in Average Rental Rates of 4.0% and an increase in Economic Occupancy of 1.2%. As a result, total revenue for Established Communities increased $6,002,000 to $120,882,000, and operating expenses for Established Communities increased $1,362,000 or 3.7% to $38,652,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $4,640,000 or 6.0%, to $82,230,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the fourth quarter of 2004 to the fourth quarter of 2005:

4Q 05 Compared to 4Q 04

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	4.4%	5.7%	3.8%	43.2%
Mid-Atlantic	6.9%	4.9%	7.6%	17.0%
Midwest	4.6%	0.0%	8.3%	2.1%
Pacific NW	6.7%	0.8%	10.5%	4.5%
No. California	4.6%	1.0%	6.4%	22.5%
So. California	6.7%	6.6%	6.8%	10.7%

Total	5.2%	3.7%	6.0%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Operating Results for the Year Ended December 31, 2005 Compared to the Prior Year
For the Company, including discontinued operations, total revenue increased by $35,685,000, or 5.4% to $697,547,000. For Established Communities, rental revenue increased 3.6%, comprised of an increase in Average Rental Rates of 2.7% and an increase in Economic Occupancy of 0.9%. As a result, total revenue for Established Communities increased $16,545,000 to $472,636,000, and operating expenses for Established Communities increased $3,493,000 or 2.4% to $151,262,000. Accordingly, NOI for Established Communities increased by $13,052,000 or 4.2%, to $321,374,000.

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The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2005 as compared to the year ended December 31, 2004:

Full Year 2005 Compared to Full Year 2004

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	3.7%	3.9%	3.5%	42.6%
Mid-Atlantic	3.6%	2.8%	3.9%	16.8%
Midwest	3.5%	(1.3%)	7.1%	2.2%
Pacific NW	4.3%	(1.8%)	8.0%	4.7%
No. California	2.8%	1.4%	3.5%	22.7%
So. California	5.7%	3.6%	6.7%	11.0%

Total	3.6%	2.4%	4.2%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Established Communities Operating Statistics
Average Rental Rates were $1,526 per home for the Established Community portfolio as a whole in the fourth quarter of 2005, increasing 4.0% as compared to Average Rental Rates for the fourth quarter of 2004.
Economic Occupancy was 96.8% during the fourth quarter of 2005, increasing 1.2% as compared to 95.6% in the fourth quarter of 2004.
Cash concessions are recognized on an accrual basis in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in GAAP rental revenue and rental revenue with concessions on a cash basis for our Established Communities:

	4Q 05 vs 4Q 04	2005 vs 2004
GAAP Rental Revenue	5.2%	3.6%
Rental Revenue (with concessions on a cash basis)	5.7%	4.1%

Development Activity
The Company completed development of three communities during the fourth quarter of 2005 for an aggregate Total Capital Cost of $229,900,000. Avalon Chrystie Place I, located in New York, NY, is a high-rise community containing 361 apartment homes and is owned through a joint venture in which the Company holds a 20% interest. Avalon Danbury, located in the Fairfield-New Haven, CT area, is a garden-style community containing 234 homes, and Avalon at Juanita Village is a garden-style community containing 211 apartment homes, located in the Seattle, WA area. Avalon at Juanita Village will be owned and operated through a joint venture partnership to be formed in early 2006.
During 2005, the Company completed development of seven communities, containing an aggregate of 1,971 apartment homes for an aggregate Total Capital Cost of $408,200,000.
The Company commenced construction of four communities during the fourth quarter of 2005: Avalon Chrystie Place II, located in New York, NY; Avalon at Glen Cove North, located in the Long Island, NY area; and Avalon Danvers and Avalon Woburn, both located in the Boston, MA area. These four communities are expected to contain an aggregate of 1,196 apartment homes when completed for an aggregate Total Capital Cost of $309,900,000.
During 2005, the Company commenced construction of twelve communities, which are expected to contain an aggregate of 3,365 apartment homes when completed, for an aggregate Total Capital Cost of $882,700,000.
Disposition Activity
During the fourth quarter of 2005, the Company sold one community, the Tower at Avalon Cove, located in northern New Jersey. This community contained 269 apartment homes and was sold to a condominium converter for a sales price of $106,000,000. This resulted in a gain as reported in accordance with GAAP of $63,718,000 and an Economic Gain of $54,173,000. The Unleveraged IRR over an approximate eight year holding period was 17.8%.
In addition, the Company decided to relocate one of its regional offices and as a result sold an office building in New Canaan, CT. This office building was sold for a sales price of $7,650,000, resulting in a GAAP gain of $2,818,000 and an Economic Gain of $2,356,000.
The Company sold seven communities during 2005, containing a total of 1,305 apartment homes, a regional office building, and three land parcels, for a gross sales price of approximately $382,720,000. These dispositions resulted in a GAAP Gain of $199,766,000, of which $4,479,000 relates to land sales, and an Economic Gain of $184,838,000. Excluding the dispositions of the land parcels and the office building, the weighted average Initial Year Market Cap Rate related to these communities was 3.8%, and the Unleveraged IRR was 18.0%.
In January 2006, the Company sold Avalon Estates, located in Boston, MA. This community contained 162 apartment homes and was sold for a price of $34,550,000. This resulted in a GAAP gain of approximately $16,500,000 and an Economic Gain of approximately $14,300,000. The Unleveraged IRR over a six year holding period was 18.2%.

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Fund Activity
During the fourth quarter of 2005, AvalonBay Value Added Fund, L.P. (the “Fund”), the private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%, acquired the following communities:
•	Fuller Martel, a mid-rise community containing 82 apartment homes, located in Los Angeles, CA, for a purchase price of $17,500,000;

•	Civic Center Place, a garden-style community containing 192 apartment homes, located in Los Angeles, CA, for a purchase price of $37,800,000, including the assumption of $18,154,000 in existing debt; and

•	Paseo Park, a garden-style community containing 134 apartment homes, located in Oakland, CA, for a purchase price of $19,657,000.
The Company’s pro rata share of the capital investment invested in these acquisitions is approximately $8,606,000. During 2005, the Fund acquired a total of four communities for a combined Total Capital Cost of $99,907,000, at a weighted average Initial Year Market Cap Rate of 5.0% and an expected weighted average Post-Renovation Yield of approximately 5.8%.
In addition, during the fourth quarter of 2005, the Fund completed the redevelopment of Avalon Lakeside for a Total Capital Cost of $18,400,000, of which $14,500,000 was incurred prior to redevelopment. Avalon Lakeside is a garden-style community, located in the Chicago, IL area, containing 204 apartment homes.
Financing, Liquidity and Balance Sheet Statistics
As of December 31, 2005, the Company had $66,800,000 outstanding under its $500,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 26.1% at December 31, 2005. Unencumbered NOI for the year ended December 31, 2005 was approximately 85% and Interest Coverage for the fourth quarter of 2005 was 3.0 times.
2006 Financial Outlook
Sustained job growth, limited new supply and declining home affordability contributed to strengthening apartment fundamentals in 2005. Third-party economic forecasts suggest job growth in the Company’s markets of 1.7%, supporting additional apartment rental demand in 2006. The Company expects this job growth, combined with expected low levels of new apartment supply, to result in favorable apartment market fundamentals in 2006.
Projected EPS is expected to be within a range of $3.46 to $3.66 for the full year 2006, and is impacted by management’s expectation for lower gains on asset sales as a result of fewer dispositions.
The Company expects 2006 Projected FFO per share to increase to a range of $3.95 to $4.15 as compared to $3.77 for the full year 2005, resulting in an increase in Projected FFO per share of approximately 7.4% at the mid-point of the range. The Company’s 2005 FFO per share of $3.77 included approximately $0.10 attributable to the net impact of gains from land sales and Rent.com, partially offset by severance costs and costs related to various litigation matters. Adjusting for these non-routine items, the Company expects 2006 Projected FFO per share growth of 10.4% at the mid-point of the range.
Management expects the increase in Projected FFO per share for the full year 2006 as compared to 2005 to be driven primarily by: (i) growth in NOI from Established Communities and other stabilized communities; (ii) an increase in NOI from development and redevelopment; and (iii) lower net interest expense. Net interest expense is expected to be lower in 2006 as compared to 2005 due to higher capitalized interest resulting from increased development activity and a lower average outstanding balance on the Company’s unsecured credit facility.
For the first quarter of 2006, the Company expects Projected EPS within a range of $1.25 to $1.30. The Company expects Projected FFO per share for the first quarter of 2006 within a range of $0.93 to $0.97. Adjusting for the net impact of $0.07 of non-routine items included in the Company’s first quarter 2005 FFO per share of $0.96, Projected FFO per share growth in the first quarter of 2006 is expected to be 6.7% at the mid-point of the range.
Based on the Company’s expectations for continued growth, the Board of Directors voted to increase the Company’s quarterly Common Stock dividend 9.8%, from an annualized dividend rate of $2.84 per share to an annualized dividend rate of $3.12 per share.
The Company’s 2006 financial outlook is based on a number of assumptions and estimates, which are provided on Attachment 14 of this release. The primary assumptions and estimates include the following:
Property Operations
•	The Company expects growth in Established Communities revenue of 5.0% to 6.0%. The Company amortizes concessions granted over the term of the lease, resulting in a difference between revenue growth reported in accordance with GAAP and revenue growth reported with concessions on a cash basis. With stabilized market conditions, the impact on reported revenues from concessions is nominal.

•	The Company expects growth in Established Communities operating expenses of 3.0% to 4.0%,

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primarily attributable to higher utility expense, payroll costs and property taxes. Operating expense growth in 2006 as compared to 2005 is tempered due to $880,000 of expenses incurred in 2005 for land lease payments that will not be incurred in 2006.

•	The Company expects growth in Established Communities NOI within a range of 6.0% to 7.0%.
Development
•	The following table summarizes the Company’s expectations for 2006 Development Starts, Development Completions and Cash Disbursements for Development. Cash Disbursements reflect disbursements planned for both 2006 starts and development under construction as of year-end 2005:

2006 Development Activity

Total
($ millions)
Development starts	$700 to $800
Cash disbursed for development	$575 to $700
Development completions	$125 to $225

•	All development starts in 2006 are expected to be wholly-owned by the Company. The Company expects initial apartment home deliveries related to these development starts to primarily occur in 2007 and 2008.

•	Cash disbursed for development includes approximately $35,000,000 related to the Company’s share of construction costs for communities owned in joint venture partnerships and construction costs for communities expected to be contributed to joint venture partnerships upon completion.

•	The Company expects to receive $45,300,000 in 2006 as reimbursement for the Total Capital Cost of construction of Avalon at Juanita Village, which was completed in the fourth quarter of 2005 and will be contributed to a joint venture in 2006.

•	Development completions include approximately $70,000,000 related to the Total Capital Cost of Avalon Del Rey, which is expected to be contributed to a joint venture partnership upon completion.

•	The Company expects to purchase land held for future development totaling $75,000,000 to $100,000,000. Development of these land parcels is not expected to begin during 2006.
Dispositions
•	The Company expects planned asset sales of $225,000,000 to $300,000,000 in 2006. Based on the Company’s expectations for disposition cap rates and its cost of debt, dilution from planned asset sales in 2006 is expected to be insignificant.
Acquisitions
•	The Company’s 2006 acquisition activity, which will be conducted principally through the Fund, will be based on real estate market conditions. At year-end 2005, the Fund had approximately $90,000,000 of acquisitions under contract, which are expected to close in early 2006.
First Quarter 2006 Conference Schedule
The Company is scheduled to present at the Citigroup 2006 REIT CEO Conference in Palm Beach, FL on Tuesday, March 7, 2006 at 11:00 AM EST. Management’s presentation will be followed by a question and answer session during which management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook and other business and financial matters affecting the Company. The Company’s presentation will be accessible via a dial-in phone number which will be available on the Company’s website at http://www.avalonbay.com/events beginning March 6, 2006.
Other Matters
The Company will hold a conference call on January 25, 2006 at 1:00 PM EST to review and answer questions about these results and projections, the earnings release attachments described below and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally. To hear a replay of the call, which will be available from January 25, 2006 until February 1, 2006, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 3529723.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website and through e-mail distribution. The full earnings release including the Attachments is available at

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http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please send a request to ER@AvalonBay.com. Some items referenced in the earnings release may require the Adobe Acrobat Reader. If you do not have the Adobe Acrobat Reader, you may download it at http://www.adobe.com/products/acrobat/readstep.html.
Definitions and Reconciliations
The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 15, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:
•	FFO

•	Projected FFO

•	Established Communities

•	Average Rental Rates

•	Economic Occupancy

•	NOI

•	Rental Revenue with Concessions on a Cash Basis

•	Total Capital Cost

•	Economic Gain

•	Unleveraged IRR

•	Initial Year Market Cap Rate

•	Post-Renovation Yield

•	Leverage

•	Total Market Capitalization

•	Unencumbered NOI

•	Interest Coverage

•	Development Starts and Development Completions

•	Cash Disbursed for Development
About AvalonBay Communities, Inc.
As of December 31, 2005 the Company owned or held an ownership interest in 158 apartment communities containing 45,474 apartment homes in ten states and the District of Columbia, of which 15 communities were under construction and two communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on the Company may be found on the Company’s website at http://www.avalonbay.com . For additional information, please contact Thomas J. Sargeant, Chief Financial Officer, at (703) 317-4635 or Alaine Walsh, Director of Investor Relations at (703) 317-4632.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the first quarter and full year 2006. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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FOURTH QUARTER 2005
Supplemental Operating and Financial Data
Avalon Chrystie Place I, located in New York City, was completed in the fourth quarter of 2005. This community is located at 2nd Avenue and Houston Street where SoHo meets the East Village. The community is the first of a three phase development which will revitalize this unique, lower Manhattan neighborhood.
Avalon Chrystie Place I is comprised of three distinctive components: residential, retail and a community center. Avalon Chrystie Place I has 361 apartment homes and features a 24-hour concierge service, a community lounge with a billiards table, an exercise facility and a sun deck. The community center contains a competition size swimming pool and basketball court which is available to residents. Substantially all of the retail space is leased to a Whole Foods which, upon completion of all improvements, will be the largest grocery store in Manhattan. The community is located across the street from a park and adjacent to a subway stop.
Avalon Chrystie Place I was completed for a Total Capital Cost of $149 million. Construction of Avalon Chrystie Place II, a 206 apartment home community, commenced this quarter and is anticipated to be completed in the third quarter of 2007 for an estimated Total Capital Cost of $100.8 million.

FOURTH QUARTER 2005
Supplemental Operating and Financial Data
Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Full Year Revenue and Occupancy Changes (Established Communities)	Attachment 5

Development, Redevelopment, Acquisition and Disposition Profile
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs	Attachment 6
Summary of Development and Redevelopment Activity	Attachment 7
Development Communities	Attachment 8
Redevelopment Communities	Attachment 9
Summary of Development and Redevelopment Community Activity	Attachment 10
Future Development	Attachment 11
Unconsolidated Real Estate Investments	Attachment 12
Summary of Disposition Activity	Attachment 13

2006 Financial Outlook
2006 Financial Outlook	Attachment 14

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 15
The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1
AvalonBay Communities, Inc.
Selected Operating and Other Information
December 31, 2005
(Dollars in thousands except per share data)
(unaudited)
SELECTED OPERATING INFORMATION

	Q4	Q4		Full Year	Full Year
	2005	2004	% Change	2005	2004	% Change

Net income available to common stockholders	$94,554	$111,894	(15.5%)	$313,678	$211,045	48.6%

Per common share — basic	$1.29	$1.55	(16.9%)	$4.30	$2.95	45.8%
Per common share — diluted	$1.26	$1.52	(17.1%)	$4.21	$2.92	44.2%

Funds from Operations	$70,109	$64,818	8.2%	$281,773	$246,247	14.4%
Per common share — diluted	$0.93	$0.88	5.7%	$3.77	$3.36	12.2%

Dividends declared — common	$52,301	$50,807	2.9%	$208,282	$201,638	3.3%
Per common share	$0.71	$0.70	1.4%	$2.84	$2.80	1.4%

Common shares outstanding	73,663,048	72,582,076	1.5%	73,663,048	72,582,076	1.5%
Outstanding operating partnership units	454,064	504,071	(9.9%)	454,064	504,071	(9.9%)

Total outstanding shares and units	74,117,112	73,086,147	1.4%	74,117,112	73,086,147	1.4%

Average shares outstanding — basic	73,338,935	72,138,440	1.7%	72,952,492	71,564,202	1.9%
Average operating partnership units outstanding	454,064	534,798	(15.1%)	474,440	573,529	(17.3%)
Effect of dilutive securities	1,339,562	1,377,494	(2.8%)	1,332,386	1,217,225	9.5%

Average shares outstanding — diluted	75,132,561	74,050,732	1.5%	74,759,318	73,354,956	1.9%

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition	Amount	Cap	Rate (1)	Maturities (2)

Conventional Debt				2006	$156,987
Long-term, fixed rate	$1,854,289	20.4%		2007	$299,288
Long-term, variable rate	80,130	0.9%		2008	$211,511
Variable rate credit facility and short term notes	99,347	1.1%		2009	$229,925

Subtotal, Conventional	2,033,766	22.4%	6.5%	2010	$233,260

Tax-Exempt Debt
Long-term, fixed rate	204,581	2.3%
Long-term, variable rate	129,035	1.4%

Subtotal, Tax-Exempt	333,616	3.7%	5.7%

Total Debt	$2,367,382	26.1%	6.4%

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home

Q405	$7,067	$5,477	$77
Q305	$6,519	$4,842	$155
Q205	$6,036	$4,321	$214
Q105	$5,662	$5,981	$25
COMMUNITY INFORMATION

		Apartment
	Communities	Homes

Current Communities	143	41,412
Development Communities	15	4,062
Development Rights	47	12,495

Attachment 2
AvalonBay Communities, Inc.
Detailed Operating Information
December 31, 2005
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2005	2004	% Change	2005	2004	% Change
Revenue:
Rental and other income	$171,969	$159,553	7.8%	$666,376	$613,240	8.7%
Management, development and other fees	1,129	140	706.4%	4,304	604	612.6%

Total	173,098	159,693	8.4%	670,680	613,844	9.3%

Operating expenses:
Direct property operating expenses, excluding property taxes	40,336	37,929	6.3%	155,481	148,705	4.6%
Property taxes	16,673	15,724	6.0%	65,487	59,458	10.1%
Property management and other indirect operating expenses	8,079	7,287	10.9%	31,243	27,956	11.8%
Investments and investment management (1)	1,460	1,207	21.0%	4,834	4,690	3.1%

Total	66,548	62,147	7.1%	257,045	240,809	6.7%

Interest expense, net	(31,076)	(33,425)	(7.0%)	(127,099)	(131,103)	(3.1%)
General and administrative expense	(6,483)	(4,976)	30.3%	(25,761)	(18,074)	42.5%
Joint venture income, minority interest and venture partner interest in profit-sharing (2)	(86)	733	(111.7%)	5,717	(228)	N/A
Depreciation expense	(41,341)	(38,276)	8.0%	(158,822)	(151,991)	4.5%

Income from continuing operations before cumulative effect of change in accounting principle	27,564	21,602	27.6%	107,670	71,639	50.3%

Discontinued operations: (3)
Income from discontinued operations	2,767	5,179	(46.6%)	14,942	21,134	(29.3%)
Gain on sale of real estate assets (4)	66,398	87,288	(23.9%)	199,766	122,425	63.2%

Total discontinued operations	69,165	92,467	(25.2%)	214,708	143,559	49.6%

Income before cumulative effect of change in accounting principle (5)	96,729	114,069	(15.2%)	322,378	215,198	49.8%
Cumulative effect of change in accounting principle	—	—	—	—	4,547	(100.0%)

Net income	96,729	114,069	(15.2%)	322,378	219,745	46.7%
Dividends attributable to preferred stock	(2,175)	(2,175)	—	(8,700)	(8,700)	—

Net income available to common stockholders	$94,554	$111,894	(15.5%)	$313,678	$211,045	48.6%

Net income per common share — basic	$1.29	$1.55	(16.9%)	$4.30	$2.95	45.8%

Net income per common share — diluted	$1.26	$1.52	(17.1%)	$4.21	$2.92	44.2%

(1)	Reflects costs incurred related to investment acquisition, investment management and abandoned pursuits.

(2)	Amount for the year ended December 31, 2005 includes $6,252 related to gain on the sale of Rent.com to eBay.

(3)	Reflects net income for communities held for sale as of December 31, 2005 and communities sold during the period from January 1, 2004 through December 31, 2005. The following table details income from discontinued operations as of the periods shown:

	Q4	Q4	Full Year	Full Year
	2005	2004	2005	2004
Rental income	$4,504	$10,710	$26,867	$48,018
Operating and other expenses	(1,520)	(3,380)	(8,684)	(15,646)
Interest expense, net	—	(81)	—	(525)
Minority interest expense	—	—	—	(37)
Depreciation expense	(217)	(2,070)	(3,241)	(10,676)

Income from discontinued operations (6)	$2,767	$5,179	$14,942	$21,134

(4)	Amount for the three months ended December 31, 2005 includes a loss on the sale of land of $138. Amounts for the years ended December 31, 2005 and 2004 include gains on the sale of land in the amounts of $4,479 and $1,138, respectively.

(5)	Operations for the periods ended December 31, 2004 include the operations of a community in which the Company held a variable interest. This community was consolidated as of January 1, 2004 as required by the Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51. On October 15, 2004, the community repaid its note payable to the Company, terminating the variable interest relationship.

(6)	NOI for discontinued operations totaled $2,984 and $18,183 for the three months and year ended December 31, 2005, respectively, of which $786 and $9,501, respectively, related to assets sold.

Attachment 3
AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
Detailed Operating Information
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2005	2004
Real estate	$5,295,559	$5,065,510
Less accumulated depreciation	(938,297)	(769,459)

Net operating real estate	4,357,262	4,296,051

Construction in progress, including land	317,823	173,290
Land held for development	188,414	166,751
Operating real estate assets held for sale, net	82,289	241,733

Total real estate, net	4,945,788	4,877,825

Cash and cash equivalents	6,106	1,521
Cash in escrow	48,266	22,138
Resident security deposits	26,290	23,478
Other assets (1)	146,987	156,287

Total assets	$5,173,437	$5,081,249

Unsecured senior notes	$1,809,182	$1,859,448
Unsecured facility	66,800	102,000
Notes payable	490,582	489,906
Resident security deposits	35,640	33,208
Liabilities related to assets held for sale	1,837	3,407
Other liabilities	208,269	186,464

Total liabilities	$2,612,310	$2,674,433

Minority interest	19,464	21,525
Stockholders’ equity	2,541,663	2,385,291

Total liabilities and stockholders’ equity	$5,173,437	$5,081,249

(1)	Other assets includes $485 and $1,497 relating to discontinued operations as of December 31, 2005 and 2004, respectively.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)
December 31, 2005

	Apartment
	Homes	Average Rental Rates(2)			Economic Occupancy			Rental Revenue ($000's) (3)
		Q4 05	Q4 04	% Change	Q4 05	Q4 04	% Change	Q4 05	Q4 04	% Change
Northeast
Boston, MA	2,177	$1,569	$1,543	1.7%	95.8%	95.7%	0.1%	$9,820	$9,645	1.8%
New York, NY	1,606	2,140	2,090	2.4%	96.8%	95.4%	1.4%	9,987	9,621	3.8%
Fairfield-New Haven, CT	1,384	1,771	1,719	3.0%	97.7%	96.8%	0.9%	7,181	6,910	3.9%
Northern New Jersey	1,182	2,351	2,168	8.4%	97.4%	95.6%	1.8%	8,122	7,368	10.2%
Long Island, NY	806	2,166	2,121	2.1%	97.3%	96.3%	1.0%	5,093	4,938	3.1%
Central New Jersey	502	1,626	1,579	3.0%	96.2%	95.4%	0.8%	2,356	2,269	3.8%

Northeast Average	7,657	1,912	1,850	3.4%	96.9%	95.9%	1.0%	42,559	40,751	4.4%

Mid-Atlantic
Washington, DC	3,721	1,469	1,390	5.7%	96.7%	95.1%	1.6%	15,859	14,784	7.3%
Baltimore, MD	526	1,139	1,127	1.1%	97.7%	95.3%	2.4%	1,755	1,696	3.5%

Mid-Atlantic Average	4,247	1,428	1,356	5.3%	96.8%	95.2%	1.6%	17,614	16,480	6.9%

Midwest
Chicago, IL	887	1,090	1,072	1.7%	95.9%	93.0%	2.9%	2,781	2,657	4.6%

Midwest Average	887	1,090	1,072	1.7%	95.9%	93.0%	2.9%	2,781	2,657	4.6%

Pacific Northwest
Seattle, WA	2,500	1,079	1,025	5.3%	95.7%	94.3%	1.4%	7,745	7,259	6.7%

Pacific Northwest Average	2,500	1,079	1,025	5.3%	95.7%	94.3%	1.4%	7,745	7,259	6.7%

Northern California
San Jose, CA	4,788	1,457	1,426	2.2%	97.2%	95.9%	1.3%	20,343	19,652	3.5%
San Francisco, CA	2,015	1,742	1,651	5.5%	97.3%	94.8%	2.5%	10,241	9,483	8.0%
Oakland-East Bay, CA	1,955	1,237	1,207	2.5%	96.5%	96.0%	0.5%	7,003	6,796	3.0%

Northern California Average	8,758	1,473	1,429	3.1%	97.1%	95.6%	1.5%	37,587	35,931	4.6%

Southern California Orange County, CA	1,174	1,318	1,236	6.6%	97.5%	95.5%	2.0%	4,525	4,167	8.6%
San Diego, CA	1,058	1,364	1,319	3.4%	95.7%	96.6%	(0.9%)	4,144	4,041	2.5%
Los Angeles, CA	975	1,367	1,246	9.7%	96.8%	97.5%	(0.7%)	3,869	3,548	9.0%

Southern California Average	3,207	1,348	1,266	6.5%	96.7%	96.5%	0.2%	12,538	11,756	6.7%

Average/Total Established	27,256	$1,526	$1,468	4.0%	96.8%	95.6%	1.2%	$120,824	$114,834	5.2%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2004 such that a comparison of 2004 to 2005 is meaningful.
The number of Established Communities was adjusted during the fourth quarter of 2005 to reflect changes in the Company’s disposition program.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 5.7% between years.

Attachment 5
AvalonBay Communities, Inc.
Full Year Revenue and Occupancy Changes — Established Communities (1)
December 31, 2005

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3)
		Full Year 05	Full Year 04	% Change	Full Year 05	Full Year 04	% Change	Full Year 05	Full Year 04	% Change
Northeast
Boston, MA	2,177	$1,554	$1,530	1.6%	95.7%	95.3%	0.4%	$38,858	$38,087	2.0%
New York, NY	1,606	2,132	2,103	1.4%	96.5%	94.9%	1.6%	39,629	38,467	3.0%
Fairfield-New Haven, CT	1,384	1,760	1,741	1.1%	96.6%	94.1%	2.5%	28,248	27,272	3.6%
Northern New Jersey	1,182	2,279	2,157	5.7%	96.8%	94.4%	2.4%	31,298	28,965	8.1%
Long Island, NY	806	2,152	2,125	1.3%	97.0%	96.2%	0.8%	20,186	19,778	2.1%
Central New Jersey	502	1,618	1,577	2.6%	95.7%	95.2%	0.5%	9,331	9,053	3.1%

Northeast Average	7,657	1,892	1,852	2.2%	96.4%	94.9%	1.5%	167,550	161,622	3.7%

Mid-Atlantic
Washington, DC	3,721	1,444	1,391	3.8%	95.5%	95.5%	0.0%	61,622	59,370	3.8%
Baltimore, MD	526	1,146	1,125	1.9%	96.1%	96.2%	(0.1%)	6,950	6,827	1.8%

Mid-Atlantic Average	4,247	1,407	1,360	3.5%	95.6%	95.5%	0.1%	68,572	66,197	3.6%

Midwest
Chicago, IL	887	1,091	1,077	1.3%	95.7%	93.5%	2.2%	11,113	10,734	3.5%

Midwest Average	887	1,091	1,077	1.3%	95.7%	93.5%	2.2%	11,113	10,734	3.5%

Pacific Northwest
Seattle, WA	2,500	1,051	1,016	3.4%	95.3%	94.4%	0.9%	30,041	28,804	4.3%

Pacific Northwest Average	2,500	1,051	1,016	3.4%	95.3%	94.4%	0.9%	30,041	28,804	4.3%

Northern California
San Jose, CA	4,788	1,437	1,420	1.2%	96.2%	95.8%	0.4%	79,440	78,224	1.6%
San Francisco, CA	2,015	1,694	1,632	3.8%	96.2%	95.4%	0.8%	39,402	37,665	4.6%
Oakland-East Bay, CA	1,955	1,223	1,193	2.5%	96.0%	94.7%	1.3%	27,528	26,516	3.8%

Northern California Average	8,758	1,448	1,418	2.1%	96.2%	95.5%	0.7%	146,370	142,405	2.8%

Southern California
Orange County, CA	1,174	1,285	1,219	5.4%	96.7%	95.6%	1.1%	17,505	16,434	6.5%
San Diego, CA	1,058	1,349	1,296	4.1%	95.3%	95.9%	(0.6%)	16,318	15,767	3.5%
Los Angeles, CA	975	1,322	1,237	6.9%	96.4%	96.0%	0.4%	14,898	13,881	7.3%

Southern California Average	3,207	1,317	1,250	5.4%	96.1%	95.8%	0.3%	48,721	46,082	5.7%

Average/Total Established	27,256	$1,503	$1,464	2.7%	96.1%	95.2%	0.9%	$472,367	$455,844	3.6%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2004 such that a comparison of 2004 to 2005 is meaningful. The number of Established Communities was adjusted during the fourth quarter of 2005 to reflect changes in the Company’s disposition program.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 4.1% between years.

Attachment 6
AvalonBay Communities, Inc.
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs
For the Year Ended December 31, 2005
(Dollars in thousands except per home data)

					Categorization of 2005 Add’l Capitalized Value (4)								2005 Maintenance Expensed Per Home (6)
					Acquisitions,						Non-Rev
				2005 Add’l	Construction,						Generating
	Apartment	Balance at	Balance at	Capitalized	Redevelopment		Revenue	Non-Rev			Capex		Carpet		Other
Current Communities (1)	Homes (2)	12-31-05 (3)	12-31-04 (3)	Value	& Dispositions		Generating (5)	Generating		Total	Per Home		Replacement		Maintenance		Total
Total Stabilized Communities	35,536	4,086,338	3,946,967	139,371	121,801	(7)	817	16,753		139,371	471		154		1,391		1,546

Development Communities (8)	5,359	532,247	236,963	295,464	295,464		—	—		295,464	—		9		291		300

Dispositions	—	—	251,379	(251,379)	(251,379)		—	—		(251,379)	—		35		404		439

Current Communities Under Redevelopment (8) Avalon at Prudential Center	781	130,694	129,825	869	869		—	—		869	—		—		—		—
Avalon Towers	109	18,067	15,817	2,250	2,250		—	—		2,250	—		—		—		—
Avalon at Fairway Hills III	336	23,772	18,986	4,786	4,786		—	—		4,786	—		—		—		—

Total Redevelopment	1,226	172,533	164,628	7,905	7,905		—	—		7,905	—		—		—		—

Corporate	—	31,791	30,271	1,520	—		—	1,520	(9)	1,520	—		—		—		—

Total	42,121	$4,823,089	$4,630,208	$192,881	$173,791		$817	$18,273		$192,881	$398	(10)	$131	(11)	$1,211	(11)	$1,342	(11)

á	á

(1)	For the purpose of this table, Current Communities excludes communities held by unconsolidated real estate joint ventures.

(2)	Apartment homes as of 12-31-05; does not include unconsolidated communities.

(3)	Total gross fixed assets excluding land.

(4)	Policy is to capitalize if the item exceeds $15 and extends the useful life of the asset. Personal property is capitalized if the item is a new addition and it exceeds $2.5.

(5)	Represents expenditures on water saving devices and on submetering equipment.

(6)	Other maintenance includes appliance replacement costs and maintenance payroll costs.

(7)	Relates primarily to the acquisition of a joint venture partner’s interest in a community.

(8)	Represents communities that were under construction/reconstruction during 2005, including communities where construction/reconstruction has been completed.

(9)	Represents primarily computer equipment and systems implementations.

(10)	Total non-revenue generating capitalized costs per home excludes corporate capitalized costs.

(11)	Total 2005 maintenance expensed per home excludes maintenance costs related to Dispositions.

Attachment 7
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity as of December 31, 2005

		Number	Number	Total
		of	of	Capital Cost (1)
		Communities	Homes	(millions)
Portfolio Additions:

2005 Annual Completions

Development		7	1,971	$408.2

Redevelopment	(2)	3	—	31.0

Total Additions		10	1,971	$439.2

2004 Annual Completions

Development		7	2,135	$363.7

Redevelopment		1	—	8.3

Total Additions		8	2,135	$372.0

Pipeline Activity:

Currently Under Construction

Development		15	4,062	$1,025.2

Redevelopment	(2)	2	—	10.0

Subtotal		17	4,062	$1,035.2

Planning

Development Rights		47	12,495	$2,962.0

Total Pipeline		64	16,557	$3,997.2

(1)	See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Represents only cost of redevelopment activity, does not include original acquisition cost or number of apartment homes acquired.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2005.

Attachment 8
AvalonBay Communities, Inc.
Development Communities as of December 31, 2005

	Percentage		Total	Schedule				Avg
	Ownership	# of	Capital					Rent			% Occ
	Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)
								Inclusive of
								Concessions
								See Attachment #15

Under Construction:
1. Avalon Del Rey (6)	30%	309	$70.0	Q2 2004	Q1 2006	Q3 2006	Q1 2007	$1,790	N/A	33.0%	N/A	N/A
Los Angeles, CA
2. Avalon Camarillo	100%	249	47.2	Q2 2004	Q1 2006	Q2 2006	Q4 2006	1,630	6.0%	13.3%	2.8%	N/A
Camarillo, CA
3. Avalon at Bedford Center	100%	139	25.3	Q4 2004	Q3 2005	Q2 2006	Q4 2006	1,735	74.8%	71.2%	43.9%	23.1%
Bedford, MA
4. Avalon Wilshire	100%	123	46.6	Q1 2005	Q4 2006	Q1 2007	Q3 2007	2,520	N/A	N/A	N/A	N/A
Los Angeles, CA
5. Avalon at Mission Bay North II (7)	25%	313	118.0	Q1 2005	Q4 2006	Q2 2007	Q4 2007	2,580	N/A	N/A	N/A	N/A
San Francisco, CA
6. Avalon Pines II	100%	152	26.6	Q2 2005	Q1 2006	Q3 2006	Q1 2007	2,020	21.1%	21.7%	8.6%	N/A
Coram, NY
7. Avalon Chestnut Hill	100%	204	60.6	Q2 2005	Q4 2006	Q1 2007	Q3 2007	2,735	N/A	N/A	N/A	N/A
Chestnut Hill, MA
8. Avalon at Decoverly II	100%	196	30.5	Q3 2005	Q3 2006	Q2 2007	Q4 2007	1,450	N/A	N/A	N/A	N/A
Rockville, MD
9. Avalon Lyndhurst	100%	328	78.8	Q3 2005	Q4 2006	Q2 2007	Q4 2007	2,260	N/A	N/A	N/A	N/A
Lyndhurst, NJ
10. Avalon Shrewsbury	100%	251	36.1	Q3 2005	Q4 2006	Q2 2007	Q4 2007	1,420	N/A	N/A	N/A	N/A
Shrewsbury, MA
11. Avalon Riverview North	100%	602	175.6	Q3 2005	Q3 2007	Q3 2008	Q1 2009	2,695	N/A	N/A	N/A	N/A
New York, NY
12. Avalon Chrystie Place II	100%	206	100.8	Q4 2005	Q1 2007	Q3 2007	Q1 2008	3,420	N/A	N/A	N/A	N/A
New York, NY
13. Avalon at Glen Cove North	100%	111	42.4	Q4 2005	Q2 2007	Q3 2007	Q1 2008	2,300	N/A	N/A	N/A	N/A
Glen Cove, NY
14. Avalon Danvers	100%	433	84.8	Q4 2005	Q1 2007	Q2 2008	Q4 2008	1,660	N/A	N/A	N/A	N/A
Danvers, MA
15. Avalon Woburn	100%	446	81.9	Q4 2005	Q1 2007	Q1 2008	Q3 2008	1,640	N/A	N/A	N/A	N/A

Woburn, MA
Subtotal/Weighted Average		4,062	$1,025.2					$2,115

Completed this Quarter:
1. Avalon Chrystie Place I (8) New York, NY	20%	361	$149.0	Q4 2003	Q2 2005	Q4 2005	Q2 2006	$3,075	100.0%	100.0%	94.2%	84.0%
2. Avalon Danbury	100%	234	35.6	Q1 2004	Q1 2005	Q4 2005	Q2 2006	1,615	100.0%	86.8%	84.2%	75.9%
Danbury, CT
3. Avalon at Juanita Village (9) Kirkland, WA	—	211	45.3	Q2 2004	Q2 2005	Q4 2005	Q1 2006	1,280	100.0%	96.7%	96.2%	81.3%

Subtotal/Weighted Average		806	$229.9					$2,180

Total/Weighted Average		4,868	$1,255.1					$2,130

Weighted Average Projected NOI as a % of Total Capital Cost (1) (10)			7.4%	Inclusive of Concessions — See Attachment #15

Asset Value, Non-Stabilized Development				Source

Capital Cost, Prior Quarter Completions			$—
Capital Cost, Current Completions			110.7	Att. 8 (less JV partner share)
Capital Cost, Under Construction			936.7	Att. 8 (less JV partner share)
Less: Remaining to Invest, Under Construction
Total Remaining to Invest		881.0		Att. 10
Capital Cost, Projected Q1 2006 Starts		(268.5)		Att. 10, Footnote 5

			(612.5)

Total Asset Value, Non-Stabilized Development			$434.9

Q4 2005 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $1.0 million. See Attachment #15.

(1)	See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of January 20, 2006.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of January 20, 2006.

(4)	Physical occupancy based on apartment homes occupied as of January 20, 2006.

(5)	Represents Economic Occupancy for the fourth quarter of 2005.

(6)	The community is currently owned by a wholly-owned subsidiary of the Company, will be financed, in part or in whole, by a construction loan, and is subject to a joint venture agreement that allows for a joint venture partner to be admitted upon construction completion.

(7)	The community is being developed under a joint venture structure and is expected to be financed in part by a construction loan. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $29.5 million including community-based debt.

(8)	The community is financed under a joint venture structure with third-party financing, in which the community is owned by a limited liability company managed by a wholly-owned subsidiary of the Company. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $29.8 million including community-based tax-exempt debt.

(9)	The community is being developed by a wholly-owned, taxable REIT subsidiary of the Company, and is subject to a venture agreement that provides for the transfer of 100% of the ownership interests upon completion of construction and other conditions precedent to closing.

(10)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2005.

Attachment 9
AvalonBay Communities, Inc.
Redevelopment Communities as of December 31, 2005

			Cost (millions)		Schedule				Avg	Number of Homes
		# of	Pre-	Total					Rent		Out of
	Percentage	Apt	Redevelopment	Capital				Restabilized	Per	Completed	Service
	Ownership	Homes	Capital Cost	Cost (1)(2)	Acquisition	Start	Complete	Ops (2)	Home (2)	to date	@ 12/31/05
								Inclusive of
								Concessions
								See Attachment #15
Under Redevelopment:

Stabilized Portfolio (3)

1. Avalon at Fairway Hills III (4)	100%	336	$23.3	$29.4	Q3 1996	Q4 2004	Q2 2006	Q4 2006	$1,320	302	4
Columbia, MD

Acquisitions (3)

1. Avalon Columbia (5)	15%	170	25.5	29.4	Q4 2004	Q2 2005	Q2 2006	Q4 2006	1,385	126	—
Columbia, MD

Completed this Quarter:

Stabilized Portfolio

1. Avalon at Prudential Center (6)	100%	781	133.9	157.1	Q3 1998	Q4 2000	Q4 2005	Q1 2006	2,665	555	32
Boston, MA

Acquisitions

1. Avalon Lakeside (7)	15%	204	14.5	18.4	Q3 2004	Q4 2004	Q4 2005	Q2 2006	970	204	—
Wheaton, IL

Total/Weighted Average		1,491	$197.2	$234.3					$1,985	1,187	36

Weighted Average Projected NOI as a % of Total Capital Cost (3)				9.9%	Inclusive of Concessions — See Attachment #15

(1)	Inclusive of acquisition cost.

(2)	See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	Stabilized Portfolio Redevelopment Communities have been held for one year or more and have achieved Stabilized Operations before beginning redevelopment. Acquisitions redevelopments are those communities that begin redevelopment within one year of acquisition.

(4)	This is one of two communities that previously comprised Avalon at Fairway Hills II. In connection with the beginning of its renovation, this community will now be reported separately as Phase III.

(5)	This community was acquired in Q4 2004 and was transferred to a subsidiary of the Company’s Investment Management Fund (the “IM Fund”) in Q1 2005, reducing the Company’s indirect equity interest in the community to 15%. This community was formerly known as Hobbits Grove.

(6)	In Q2 2003, the scope of this redevelopment was changed to include a roof replacement and other apartment renovations, increasing the redevelopment budget to $22.2 million from $20.6 million. In Q4 2003, the scope of this redevelopment was extended to include renovations on additional apartments, increasing the redevelopment budget to $26.1 million. In Q4 2005, the Company determined that the remaining apartments to be renovated will be completed in the course of their normal turnover.

(7)	This community was acquired in Q3 2004 and was transferred to a subsidiary of the Company’s IM Fund in Q1 2005, reducing the Company’s indirect equity interest in the community to 15%. This community was formerly known as Briarcliffe Lakeside.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2005.

Attachment 10
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of December 31, 2005
($ in Thousands)

DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)	Period End (6)

Total - 2004 Actual	2,181	$302,184	$368,301	$287,812	$266,548

2005 Actual:
Quarter 1	259	$60,827	$42,234	$286,946	$294,379
Quarter 2	473	72,327	75,121	588,802	315,720
Quarter 3	510	96,202	66,050	734,543	295,545
Quarter 4	238	118,483	35,641	881,012	377,320

Total - 2005 Actual	1,480	$347,839	$219,046

2006 Projected:
Quarter 1	204	$134,048	$35,946	$746,964	$455,937
Quarter 2	323	116,448	63,302	630,516	513,801
Quarter 3	460	121,533	91,418	508,982	529,151
Quarter 4	489	122,724	93,117	386,259	548,760

Total - 2006 Projected	1,476	$494,753	$282,783

REDEVELOPMENT

		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End (6)

Total - 2004 Actual		$3,544	$15,710	$2,140

2005 Actual:
Quarter 1	80	$2,878	$9,938	$5,963
Quarter 2	98	2,536	7,301	14,236
Quarter 3	110	1,890	17,350	15,172
Quarter 4	52	1,668	13,456	7,877

Total - 2005 Actual		$8,972

2006 Projected:
Quarter 1	44	$2,673	$10,783	$9,341
Quarter 2	33	1,909	8,874	10,180
Quarter 3	30	1,494	7,380	7,111
Quarter 4	30	1,480	5,900	7,111

Total - 2006 Projected		$7,556

(1)	Data is presented for all communities currently under construction or reconstruction and those communities for which construction or reconstruction is expected to begin within the next 90 days.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents Total Capital Cost incurred in all quarters of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction and those for which construction or reconstruction is expected to begin within the next 90 days. Remaining to invest for Q4 2005 includes $268.5 million attributed to two anticipated Q1 2006 development starts and $11.8 million related to one anticipated Q1 2006 redevelopment. Remaining to Invest also includes $14.1 million attributed to Avalon at Mission Bay North II. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $29.5 million including community-based construction debt.

(6)	Represents period end balance of construction or reconstruction costs. Amount for Q4 2005 includes $67.4 million related to one unconsolidated joint venture and one unconsolidated investment in the IM Fund, and is reflected in other assets for financial reporting purposes.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2005.

Attachment 11
AvalonBay Communities, Inc.
Future Development as of December 31, 2005

DEVELOPMENT RIGHTS

		Estimated	Total
Location of Development Right		Number	Capital Cost (1)
		of Homes	(millions)

1. New Rochelle, NY Phase II		588	$184
2. Bellevue, WA	(2)	368	84
3. Dublin, CA Phase I	(2)	305	86
4. New York, NY Phase III	(2)	96	56
5. Lexington, MA		387	84
6. Encino, CA	(2)	131	51
7. Canoga Park, CA		210	47
8. Acton, MA		380	71
9. Hingham, MA		235	44
10. Quincy, MA	(2)	146	24
11. Wilton, CT	(2)	100	24
12. Norwalk, CT		314	63
13. Cohasset, MA		200	38
14. Irvine, CA		290	63
15. Northborough, MA		350	60
16. New York, NY		299	121
17. Plymouth, MA Phase II		81	17
18. Tinton Falls, NJ		298	51
19. Oyster Bay, NY		273	69
20. White Plains, NY		408	138
21. Sharon, MA		156	26
22. Kirkland, WA Phase II	(2)	173	48
23. Milford, CT	(2)	284	45
24. Brooklyn, NY		397	186
25. Greenburgh, NY Phase II		444	112
26. Dublin, CA Phase II		200	52
27. Dublin, CA Phase III		205	53
28. Shelton, CT II		171	34
29. Andover, MA	(2)	115	21
30. West Haven, CT		170	23
31. Union City, CA Phase I	(2)	272	74
32. Union City, CA Phase II	(2)	166	46
33. Hackensack, NJ		210	47
34. Stratford, CT	(2)	146	23
35. West Long Branch, NJ	(3)	216	36
36. Plainview, NY		220	47
37. Gaithersburg, MD		254	41
38. Highland Park, NJ		285	67
39. Camarillo, CA		376	55
40. Pleasant Hill, CA	(3)	449	153
41. Shelton, CT		302	49
42. Wanaque, NJ		200	33
43. Alexandria, VA	(2)	282	56
44. Wheaton, MD	(2)	320	56
45. Yaphank, NY	(2)	344	57
46. Tysons Corner, VA	(2)	439	101
47. Rockville, MD	(2)	240	46

Total		12,495	$2,962

(1)	See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

(3)	These development rights are subject to a joint venture arrangement.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2005.

Attachment 12
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments (1) as of December 31, 2005

				AVB					AVB’s
		# of	Total	Book	Outstanding Debt				Economic
Unconsolidated	Percentage	Apt	Capital	Value			Interest	Maturity	Share
Joint Ventures	Ownership	Homes	Cost (2)	Investment (3)	Amount	Type	Rate	Date	of Debt

AvalonBay Value Added Fund, LP
1. Avalon at Redondo Beach	N/A	105	$24,345	N/A	$16,765	Fixed	4.84%	Oct 2011	$2,540
Los Angeles, CA
2. Avalon Lakeside	N/A	204	17,995	N/A	7,960	Fixed	6.90%	Feb 2028 (4)	1,206
Chicago, IL
3. Avalon Columbia	N/A	170	28,150	N/A	16,575	Fixed	5.25%	Apr 2012	2,511
Baltimore, MD
4. Ravenswood at the Park	N/A	400	49,553	N/A	31,500	Fixed	4.96%	Jul 2012	4,772
Seattle, WA
5. Avalon at Poplar Creek	N/A	196	25,113	N/A	16,500	Fixed	4.83%	Oct 2012	2,500
Chicago, IL
6. Fuller Martel	N/A	82	17,782	N/A	—	N/A	N/A	N/A	—
Los Angeles, CA
7. Civic Center Place (5)	N/A	192	37,836	N/A	23,806	Fixed	5.29%	Aug 2013	3,607
Norwalk, CA
8. Paseo Park	N/A	134	19,675	N/A	—	N/A	N/A	N/A	—
Fremont, CA
Fund corporate debt (6)	N/A	N/A	N/A	N/A	37,100	Variable	5.12%	Jan 2008	5,621

	15.2%	1,483	$220,449	$39,007	$150,206				$22,756

Other Operating Joint Ventures
1. Avalon Run	(7)	426	$28,703	$1,520	$—	N/A	N/A	N/A	$—
Lawrenceville, NJ
2. Avalon Grove	(8)	402	51,566	8,560	—	N/A	N/A	N/A	—
Stamford, CT
3. Avalon Bedford	25.0%	368	61,100	12,962	37,200	Fixed	5.24%	Nov 2010	9,300
Stamford, CT

		1,196	$141,369	$23,042	$37,200				$9,300

Other Development Joint Ventures
1. Avalon Chrystie Place I	20.0%	361	$128,651	$29,505	$117,000	Variable	3.54%	Feb 2009	$23,400
New York, NY
2. Avalon at Mission Bay North II	25.0%	313	62,954	12,934	28,354	Variable	5.88%	Sep 2008 (9)	7,089
San Francisco, CA

		674	$191,605	$42,439	$145,354				$30,489

		3,353	$553,423	$104,488	$332,760				$62,545

(1)	Schedule does not include two communities (Avalon at Juanita Village and Avalon Del Rey) that are being developed under joint venture arrangements, but are currently wholly-owned and therefore consolidated for financial reporting purposes.

(2)	See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	These unconsolidated real estate investments are accounted for under the equity method of accounting. AVB Book Value Investment represents the Company’s recorded equity investment plus the Company’s pro rata share of outstanding debt.

(4)	Debt can be prepaid after February 2008 without penalty.

(5)	This community’s debt is a combination of two separate fixed rate loans which both mature in August 2013. The first loan totals $18,154 at a 5.04% interest rate and was assumed by the Company in the purchase of this community. The second loan was procured in connection with the acquisition in the amount of $5,652 at a 6.08% interest rate. The rate listed in the table above represents a blended interest rate.

(6)	Amounts are outstanding under the Fund’s permanent credit facility.

(7)	After the venture makes certain distributions to the third-party partner, the Company will generally be entitled to receive 40% of all operating cash flow distributions and 49% of all residual cash flow following a sale.

(8)	After the venture makes certain distributions to the third-party partner, the Company generally receives 50% of all further distributions.

(9)	The maturity date as reflected on this attachment may be extended to September 2010 upon exercise of two one-year extension options.

Attachment 13
AvalonBay Communities, Inc.
Summary of Disposition Activity as of December 31, 2005
(Dollars in thousands)

	Weighted			Accumulated		Weighted Average	Weighted
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Average
Communities Sold	Holding Period (1)	Price	GAAP Gain	and Other	Gain (2)	Mkt. Cap Rate (1) (2)	Unleveraged IRR (1) (2)

1998:
9 Communities		$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999:
16 Communities		$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000:
8 Communities		$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001:
7 Communities		$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002:
1 Community		$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003:
12 Communities, 1 Land Parcel (3)		$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004:
5 Communities, 1 Land Parcel		$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005:
7 Communities, 1 Office Building, 3 Land Parcels (4)		$382,720	$199,766	$14,929	$184,838	3.8%	18.0%

1998 - 2005 Total	5.9	$2,063,636	$731,516	$172,797	$558,720	6.4%	15.5%

(1)	For purposes of this attachment, land sales and the disposition of an office building are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(2)	See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. For purposes of this attachment, land sales are not included in the Weighted Average Initial Year Market Cap Rate or the Weighted Average Unleveraged IRR.

(3)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

(4)	2005 GAAP gain includes the recovery of an impairment loss in the amount of $3,000 recorded in 2002 related to one of the land parcels sold in 2005. This loss was recorded to reflect the land at fair value based on its entitlement status at the time it was determined planned for disposition.

Attachment 14
Initial 2006 Financial Outlook
As of January 24, 2006
(Dollars in millions, except per share data)

Annual 2006
Economic Assumptions

Expected job growth in the Company’s markets (1)	1.7%

LIBOR	4.5% to 5.5%

Projected Earnings per Share	$3.46 to $3.66

Net gain on asset sales, per share	($1.70) to ($1.74)
Real estate depreciation, per share	$2.19 to $2.23

Projected Funds from Operations (FFO) per share (2)	$3.95 to $4.15

FFO per Share Growth at the Mid-Point of Outlook Ranges

Projected FFO per share growth	7.4%

Projected FFO per share growth adjusted for non-routine items in 2005 (3)	10.4%

Established Communities (2)

Rental revenue growth	5.0% to 6.0%
Operating expense increase	3.0% to 4.0%
Net Operating Income growth (2)	6.0% to 7.0%
Development Activity

Total
Development starts (2)	$700 to $800
Cash disbursed for development (2)	$575 to $700
Development completions (2)	$125 to $225

Investments in land for future development	$75 to $100

Disposition Activity

Disposition volume	$225 to $300

Financing Activity — Sources (Uses)

Debt offerings — secured and unsecured	$200 to $300
Securities maturing	($150)
Weighted average interest rate on maturing debt	6.8%

Reimbursement of Total Capital Cost upon contribution to joint venture	$45.3

Dividend Growth	9.8%

Capitalized Interest	$45

Expensed Overhead (Corporate G&A, Property and Investment Management)	0% to 5%

(1)	Moody’s Economy.com annual non-farm, non-construction job growth forecasted for 2006 for the Company’s markets is 1.7% vs. 2.1% for the U.S as of December 2005.

(2)	This term is a non-GAAP measure or other term that is described more fully on Attachment 15.

(3)	The Company’s FFO per share outlook for 2006 does not include any non-routine items.

This chart contains forward-looking statements. Please see the following page of this Attachment for a discussion of forward-looking statements.

Attachment 14 (cont’d.)
AvalonBay Communities, Inc.
2006 Financial Outlook — Forward-Looking Statements
This release contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” and other similar expressions that predict or indicate future events, achievements or trends or that do not relate to historical matters. In addition, all statements about expected 2006 financial and operating data and results, and trends and factors that may affect them, are forward-looking statements.
The Company cannot assure the future results or outcome of the matters described in forward-looking statements; rather, these statements merely reflect management’s current expectations of the approximate outcomes of the matters discussed. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company’s control. These factors may cause the Company’s actual performance to differ materially from the anticipated future performance expressed or implied by these forward-looking statements. Some of the factors that could cause the Company’s actual performance to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, the following:
•	the rents charged and the occupancy rates at the Company’s communities could be lower than expected as a result of economic factors such as unexpected increases in the supply of apartments and unexpected changes in population or employment levels;

•	the expenses incurred by the Company could be higher than expected as a result of economic factors such as unexpected increases in prevailing wage levels or in insurance, taxes, utilities and other supplies or services;

•	the Company may fail to secure development opportunities due to an inability to reach agreements with third parties or to obtain desired zoning and other local approvals;

•	the Company may abandon or delay development opportunities for a number of reasons, including changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or delays in obtaining or an inability to obtain zoning, land-use, building, occupancy and other regulatory approvals or permits on conditions acceptable to management;

•	construction costs of a community may exceed management’s original estimates;

•	the Company may not complete construction and lease-up of communities under development or redevelopment on schedule, resulting in increased interest and construction costs and rental revenues that are lower than originally expected;

•	financing may not be available on favorable terms, or at all, and the Company’s cash flow from operations and access to cost-effective capital may be insufficient for future development activity and could limit the Company’s pursuit of opportunities;

•	the Company may not be able to acquire communities at prices management considers reasonable or sell communities for the prices management expects. Furthermore, unexpected circumstances may occur that alter the timing of planned acquisitions or dispositions. Changes in the timing of planned acquisitions or dispositions could have a favorable or unfavorable impact on estimated rental revenues and operating expenses;

•	newly developed or acquired communities may not produce financial results that are consistent with the Company’s expectations or with its historical performance; and

•	actual economic conditions may be worse than those used in management’s projections.
Additional factors are described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.” Further, the Company encourages the review of all of its disclosures in its previous and future SEC filings, which discuss factors that may be material to investors and may materially affect the Company’s business, financial condition and results of operations. Because of these and other risks and uncertainties, EPS, Projected FFO per share, funds invested in development, amount of development and dispositions completed, changes in Established Communities’ revenue, operating expenses and NOI, amount of debt offered, actual changes in expensed and capitalized overhead and interest expense incurred by the Company may be materially greater or less than indicated by the outlook information described in this release.

Attachment 15
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2005	2004	2005	2004

Net income	$96,729	$114,069	$322,378	$219,745
Dividends attributable to preferred stock	(2,175)	(2,175)	(8,700)	(8,700)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	41,799	39,285	162,019	157,988
Minority interest, including discontinued operations	292	927	1,363	3,048
Cumulative effect of change in accounting principle	—	—	—	(4,547)
Gain on sale of previously depreciated real estate assets	(66,536)	(87,288)	(195,287)	(121,287)

FFO attributable to common stockholders	$70,109	$64,818	$281,773	$246,247

Average shares outstanding — diluted	75,132,561	74,050,732	74,759,318	73,354,956
EPS — diluted	$1.26	$1.52	$4.21	$2.92

FFO per common share — diluted	$0.93	$0.88	$3.77	$3.36

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2006 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted) — Q1 06	$1.25	$1.30
Projected depreciation (real estate related)	0.53	0.57
Projected gain on sale of operating communities	(0.85)	(0.90)

Projected FFO per share (diluted) — Q1 06	$0.93	$0.97

Projected EPS (diluted) — Full Year 2006	$3.46	$3.66
Projected depreciation (real estate related)	2.19	2.23
Projected gain on sale of operating communities	(1.70)	(1.74)

Projected FFO per share (diluted) — Full Year 2006	$3.95	$4.15

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2005, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2004 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year. The number of Established Communities was adjusted during the fourth quarter of 2005 to reflect changes in the Company’s disposition program.
NOI is defined by the company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of real estate assets, cumulative effect of change in accounting principle and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2005	2004	2005	2004

Net income	$96,729	$114,069	$322,378	$219,745
Property management and other indirect operating expenses	8,079	7,287	31,243	27,956
Corporate-level other income	(1,136)	(168)	(4,568)	(1,344)
Investments and investment management	1,460	1,207	4,834	4,690
Interest expense, net	31,076	33,425	127,099	131,103
General and administrative expense	6,483	4,976	25,761	18,074
Joint venture income, minority interest and venture partner interest in profit-sharing	86	(733)	(5,717)	228
Depreciation expense	41,341	38,276	158,822	151,991
Cumulative effect of change in accounting principle	—	—	—	(4,547)
Gain on sale of real estate assets	(66,398)	(87,288)	(199,766)	(122,425)
Income from discontinued operations	(2,767)	(5,179)	(14,942)	(21,134)

NOI from continuing operations	$114,953	$105,872	$445,144	$404,337

Established:
Northeast	$28,385	$27,351	$111,734	$107,941
Mid-Atlantic	12,723	11,820	48,613	46,775
Midwest	1,613	1,490	6,627	6,189
Pacific NW	4,895	4,432	19,312	17,874
No. California	25,556	24,013	99,769	96,432
So. California	9,058	8,484	35,319	33,111

Total Established	82,230	77,590	321,374	308,322

Other Stabilized	13,163	13,333	50,621	46,835
Development/Redevelopment	19,560	14,949	73,149	49,180

NOI from continuing operations	$114,953	$105,872	$445,144	$404,337

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of December 31, 2005). A reconciliation of NOI from communities sold or held for sale to net income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2005	2004	2005	2004

Income from discontinued operations	$2,767	$5,179	$14,942	$21,134
Interest expense, net	—	81	—	525
Minority interest expense	—	—	—	37
Depreciation expense	217	2,070	3,241	10,676

NOI from discontinued operations	$2,984	$7,330	$18,183	$32,372

NOI from assets sold	$786	$5,205	$9,501	$23,978
NOI from assets held for sale	2,198	2,125	8,682	8,394

NOI from discontinued operations	$2,984	$7,330	$18,183	$32,372

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
In this release the Company has not given a projection of NOI on a company-wide basis. Management believes that projected NOI of the Development and Redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense) when they are complete and achieve stabilized occupancy. Given the different dates and fiscal years at which stabilization is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and of uncertain meaningfulness. Projected NOI of these communities is not a projection of the Company’s financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI used in the calculation of weighted average Projected NOI to Total Capital Cost.
Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2005	2004	2005	2004

Rental revenue (GAAP basis)	$120,824	$114,834	$472,367	$455,844
Concessions amortized	3,866	4,797	17,102	19,127
Concessions granted	(2,450)	(4,021)	(14,835)	(18,891)

Rental revenue (with concessions on a cash basis)	$122,240	$115,610	$474,634	$456,080

% change — GAAP revenue		5.2%		3.6%
% change — cash revenue		5.7%		4.1%
Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate value.
Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain for the year ended December 31, 2005 to gain on sale in accordance with GAAP is presented on Attachment 13. For the disposition of Avalon Estates, which occurred subsequent to December 31, 2005, the Economic Gain of approximately $14,300,000 represents a GAAP gain of approximately $16,500,000 less accumulated depreciation of $2,200,000.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community. The gross sales price is adjusted for transaction costs and deferred maintenance in determining the Initial Year Market Cap Rate for acquisitions. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community (for dispositions) and on the expected total investment in each community (for acquisitions).
Post-Renovation Yield is defined as Projected NOI, following renovation, of a single community divided by the total expected investment in each community following completion of renovation. Post-Renovation Yield and Projected NOI are forward-looking statements, and actual results may differ if the cost or duration of renovation is greater than expected, the Company does not achieve expected rents, or operating expenses for the community are greater than expected.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of December 31, 2005 is as follows (dollars in thousands):

Total debt	$2,367,382

Common stock	6,571,750
Preferred stock	100,000
Operating partnership units	40,525
Total debt	2,367,382

Total market capitalization	9,079,657

Debt as % of capitalization	26.1%

Because Leverage changes with fluctuations in the Company’s stock price, which occurs regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2005 is as follows (dollars in thousands):

NOI for Established Communities	$321,374
NOI for Other Stabilized Communities	50,621
NOI for Development/Redevelopment Communities	73,149
NOI for discontinued operations	18,183

Total NOI generated by real estate assets	463,327
NOI on encumbered assets	69,949

NOI on unencumbered assets	393,378

Unencumbered NOI	84.9%

Interest Coverage is calculated by the Company as EBITDA from continuing operations divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization. Under this definition, which complies with the rules and regulations of the Securities and Exchange Commission, EBITDA includes gains on sale of assets and gains on sale of partnership interests.
A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2005 are as follows (dollars in thousands):

Net income	$96,729
Interest expense, net	31,076
Depreciation expense	41,341
Depreciation expense (discontinued operations)	217

EBITDA	$169,363

EBITDA from continuing operations	$99,981
EBITDA from discontinued operations	69,382

EBITDA	$169,363

EBITDA from continuing operations	$99,981
Interest expense, net	31,076
Dividends attributable to preferred stock	2,175

Interest charges	33,251

Interest coverage	3.0

In the calculations of EBITDA above, EBITDA from discontinued operations includes $66,398 in gain on sale of communities and land.
Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.
Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up. Average Rent per Home reflects management’s projected rents.

Development Starts and Development Completions represent the Total Capital Cost, projected through construction completion, for those communities that start or complete development in the indicated period.

Cash Disbursed for Development represents the portion of the Total Capital Cost incurred during the indicated period with respect to all development communities, regardless of their start or completion date.